                                                                EXHIBIT 4a




                        C R E D I T    A G R E E M E N T


     This Credit Agreement (as it may from time to time be amended, restated or otherwise modified, the "Agreement") is made effective as of the ____ day of September, 1997, among THE STANDARD PRODUCTS COMPANY, an Ohio corporation ("Borrower"), 2401 South Gulley Road, Dearborn, Michigan 48124, the banking institutions named in Schedule 1 attached hereto and made a part hereof (collectively, the "Banks", and individually, a "Bank") and NATIONAL CITY BANK, 1900 East Ninth Street, Cleveland, Ohio 44114-3484, as Agent for the Banks under this Agreement ("Agent").


                                  WITNESSETH:

     WHEREAS, Borrower and the Banks desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, it is mutually agreed as follows:


                            ARTICLE I.  DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     "Acquisition" shall mean the acquisition pursuant to a certain Stock Sale Agreement of (i) the capital stock of Standard Products Industriel SA and certain other corporate entities by a Subsidiary of Borrower and (ii) the acquisition of the capital stock of Rubber Industrial Holding Company by Borrower.

     "Adjusted Prime Rate" shall mean the greater of (a) the Prime Rate or (b) one-half of one percent ( 1/2%) in excess of the Federal Funds Effective Rate. Any change in the Adjusted Prime Rate shall be effective immediately from and after such change in the Adjusted Prime Rate.

     "Advantage" shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of the Debt, if such payment results in that Bank having less than its pro rata share of the Debt then outstanding, than was the case immediately before such payment.

     "Applicable Facility Fee Rate" shall mean:

     (a) for the period from the Closing Date through December 31, 1997, twelve and one-half (12.50) basis points; and

     (b) commencing January 1, 1998, the number of basis points set forth in the following matrix based on the result of the computation of the Leverage Ratio for the most recently completed four (4) fiscal quarters:



          LEVERAGE RATIO                      APPLICABLE FACILITY FEE
                                                      RATE

Greater than or equal to 2.50 to 1.00            25 basis points

Greater than or equal to 2.00 to 1.00 but less
than 2.50 to 1.00                                20 basis points

Greater than or equal to 1.50 to 1.00 but less
than 2.00 to 1.00                                17.5 basis points

Greater than or equal to 1.00 to 1.00 but less
than 1.50 to 1.00                                12.5 basis points

Less than 1.00 to 1.00                           10 basis points

Changes to the Applicable Facility Fee Rate shall be effective on the first day of each fiscal quarter following the date upon which Agent received, or, if earlier, should have received, pursuant to Section 5.3 hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Banks to charge the Default Rate, or the rights and remedies of the Banks pursuant to Articles VII and VIII hereof.

     "Applicable LIBOR Margin" shall mean:

     (a) for the period from the Closing Date through December 31, 1997, twenty-two and one-half (22.50) basis points;

     (b) commencing January 1, 1998, the number of basis points set forth in the following matrix, based on the result of the computation of the Leverage Ratio for the most recently completed four (4) fiscal quarters:


                                                               APPLICABLE LIBOR
         LEVERAGE RATIO                                            MARGIN
Greater than or equal to 3.00 to 1.00                          75 basis points

Greater than or equal to 2.50 to 1.00 but less than 3.00 to
1.00                                                           50 basis points

Greater than or equal to 2.00 to 1.00 but less than 2.50 to
1.00                                                           40 basis points

Greater than or equal to 1.50 to 1.00 but less than 2.00 to
1.00                                                           30 basis points

Greater than or equal to 1.00 to 1.00 but less than 1.50 to
1.00                                                           22.5 basis points


Less than 1.00 to 1.00                                         20 basis points


Changes to the Applicable LIBOR Margin shall be effective on the first day of each fiscal quarter following the date upon which Agent received, or, if earlier, should have received, pursuant to Section 5.3 hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Banks to charge the Default Rate, or the rights and remedies of the Banks pursuant to Articles VII and VIII hereof.

     "Closing Date" shall mean the effective date of this Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

     "Commitment" shall mean the obligation hereunder of the Banks to make Loans pursuant to the Revolving Credit Commitments and to participate in the issuance of Letters of Credit (and the obligation of Agent to make Swing Loans) up to the Total Commitment Amount during the Commitment Period (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

     "Commitment Percentage" shall mean, for each Bank, the percentage set forth opposite such Bank's name under the column headed "Commitment Percentage" as described in Schedule 1 hereof.

     "Commitment Period" shall mean the period from the Closing Date to September 30, 2002, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof, or such later date to which the Commitment shall have been extended pursuant to Section 2.8 hereof.

     "Company" shall mean Borrower or a Subsidiary.

     "Companies" shall mean Borrower and all Subsidiaries.

     "Consolidated" shall mean the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.12 hereof.

     "Consolidated Depreciation and Amortization Charges" shall mean the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower and its Subsidiaries for the period in question as determined on a Consolidated basis and in accordance with GAAP.

     "Consolidated EBIT" shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings of the Companies for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) taxes, (b) Consolidated Interest Expense, (c) amortization charges for the write up of the assets of Standard Products Industriel SA, a corporation organized under the laws of France, its Subsidiaries or any other corporation or entity acquired by Borrower or any Subsidiary of Borrower in connection with the Acquisition, and (d) the extraordinary charges taken by Borrower resulting from the closing of two plants in the third quarter of the 1997 fiscal year of the Companies.

     "Consolidated EBITDA" shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings of the Companies for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) taxes, (b) Consolidated Interest Expense, (c) Consolidated Depreciation and Amortization Charges, (d) the expense associated with amortization of intangible and other assets, and (e) the extraordinary charges taken by Borrower resulting from the closing of two plants in the third quarter of the 1997 fiscal year of the Companies.

     "Consolidated Interest Expense" shall mean, for any period, interest expense of Borrower and its Subsidiaries for such period, determined on a Consolidated basis and in accordance with GAAP.

     "Consolidated Net Earnings" shall mean, for any period, the Consolidated net income (loss) of Borrower and its Subsidiaries for such period, determined in accordance with GAAP.

     "Consolidated Net Worth" shall mean the excess (as determined in accordance with GAAP, but excluding from all such determinations any "foreign currency translation adjustments") of the net book value (after deducting all applicable valuation reserves and without giving consideration to any reappraisal or write-up of assets effected after the Closing Date) of the tangible assets (i.e., all assets other than intangibles such as patents, costs of businesses over net assets acquired, goodwill and treasury shares) of the Borrower and its Subsidiaries over all of their liabilities, all as determined on a Consolidated basis.

     "Consolidated Total Assets" shall mean as of the date of any determination thereof, on a Consolidated basis and in accordance with GAAP, total assets of the Companies.

     "Continuing" with respect to an Event of Default, shall mean as follows: once an Event of Default occurs, it shall be deemed to be Continuing and to exist until (a) such time as Borrower has notified Agent in writing that such Event of Default has been corrected and (b) such Event of Default has in fact been corrected. Such correction of an Event of Default shall not be deemed to be a waiver of such Event of Default unless an explicit written waiver shall have been executed by the Majority Banks.

     "Controlled Group" shall mean a Company and each "person" (as therein defined) required to be aggregated with a Company under Code Sections 414(b),
(c), (m) or (o).

     "Debt" shall mean, collectively, all Indebtedness incurred by Borrower to the Banks pursuant to this Agreement and includes the principal of and interest on all Notes and each extension, renewal or refinancing thereof in whole or in part, the facility fees, other fees and any prepayment premium payable hereunder.

     "Default Rate" shall mean a rate per annum which shall be two percent (2%) in excess of the Prime Rate from time to time in effect.

     "Derived LIBOR Rate" shall mean with reference to any LIBOR Loan a rate per annum which shall be the sum of the Applicable LIBOR Margin plus the LIBO Pre-Margin Rate therefor.

     "Dollar" and the sign "$" shall mean lawful money of the United States of America.

     "Dollar Equivalent" of a Eurocurrency Loan shall mean the Dollar equivalent of the amount of such Eurocurrency Loan, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date two
(2) London Business Days before the date of such Eurocurrency Loan for the purchase of the relevant Eurocurrency with Dollars for delivery on the date of such Eurocurrency Loan. Agent shall notify Borrower of the Dollar Equivalent of such Eurocurrency Loan at the time that Dollar Equivalent is determined.

     "Domestic Business Day" shall mean a day of the year on which banks are not required or authorized to close in Cleveland, Ohio.

     "Environmental Laws" shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

     "ERISA Event" shall mean any of the following events that would individually or in the aggregate have a material adverse effect on the business, operations or condition (financial or otherwise) of the Companies on a Consolidated basis: (a) the existence of any condition or event with respect to an ERISA Plan which presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company, (b) a Controlled Group member has engaged in a non-exempt "prohibited transaction" (as defined under ERISA Section 406 or Code Section
4975) or a breach of a fiduciary duty under ERISA which could result in liability to a Company, (c) a Controlled Group member has applied for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307, (d) a "reportable event" (as defined under ERISA Section 4043) has occurred with respect of any Pension Plan as to which notice is required to be provided to the PBGC, (e) a Controlled Group member has withdrawn from a Multi-employer Plan in a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in ERISA Sections 4203 and 4205, respectively), (f) a Multi-employer Plan is in or is likely to be in reorganization under ERISA Section 4241, (g) a Pension Plan (and any related trust) which is intended to be qualified under Code
Sections 401 and 501 fails to be so qualified or any "cash or deferred arrangement" under any such Pension Plan fails to meet the requirements of Code Section 401(k), (h) the PBGC takes any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or a Controlled Group member takes steps to terminate a Pension Plan, (i) a Controlled Group member or an ERISA Plan fails to satisfy any requirements of law applicable to an ERISA Plan, or (j) a claim, action or suit is pending or threatened with respect to an ERISA Plan, other than a routine claim for benefits.

     "ERISA Plan" shall mean an "employee benefit plan" (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

     "Eurocurrency" shall mean Eurodollars, Deutsche Marks, Pounds Sterling and French Francs, or any other non-U.S. currency agreed to by Agent and the Banks.

     "Eurocurrency Loan" shall mean a Loan which is denominated in Eurocurrency.

     "Eurodollar" shall mean a Dollar denominated deposit in a bank or bank branch outside of the United States.

     "Event of Default" shall mean an event, condition or thing which constitutes an event of default as defined in Article VII hereof.

     "Federal Funds Effective Rate" shall mean for any day, the rate per annum (rounded upward to the nearest 1/100 of one percent) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement.

     "Financial Officer" shall mean any of the following officers: chief executive officer, president, chief financial officer or treasurer.

     "Fronting Bank" shall mean, as to a Letter of Credit transaction hereunder, Agent as issuer of the Letter of Credit, or such other Bank as shall agree, with the consent of Borrower, to issue the Letter of Credit in its own name, but on behalf of the Banks hereunder.

     "Funded Indebtedness" shall mean all Indebtedness that is funded, including, but not limited to, current, long-term and Subordinated Indebtedness, if any, plus all obligations relating to guaranties to repay borrowed money, plus any reimbursement obligation (contingent or otherwise) under any letter of credit or banker's acceptance maturing more than twelve
(12) months after the date originally provided to or obtained by a Company.

     "GAAP" shall mean generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrower.

     "Guarantor" shall mean one who pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or one who agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

     "Guarantor of Payment" shall mean any one of "5" Rubber Corporation, Oliver Rubber Company, and Holm Industries, Inc., which are each executing and delivering a Guaranty of Payment, or any other party which shall deliver a Guaranty of Payment to Agent for the benefit of the Banks subsequent to the Closing Date.

     "Guaranty of Payment" shall mean each of the guaranties of payment of Debt executed and delivered on or after the date hereof in connection herewith by the Guarantors of Payment, as the same may be from time to time amended, supplemented or otherwise modified.

     "Indebtedness" shall mean, for any Company (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets (excluding trade payables), (c) all obligations under conditional sales or other title retention agreements, (d) all lease obligations which have been or should be capitalized on the books of such Company in accordance with GAAP, and (e) any reimbursement obligation (contingent or otherwise) under any letter of credit or banker's acceptance maturing more than twelve (12) months after the date originally provided to or obtained by such Company. There shall be excluded from the definition of Indebtedness any obligation of a Subsidiary arising from the sale by that Subsidiary of Receivables to any other Person, whether on a recourse or nonrecourse basis, that for purposes of GAAP is not classified upon the balance sheet of that Subsidiary as a liability of that Subsidiary (such obligations hereafter referred to as "Receivables Obligations").

     "Interest Adjustment Date" shall mean the last day of each Interest
Period.

     "Interest Period" shall mean a period of one (1), two (2), three (3), or six (6) months (as selected by Borrower) commencing on the applicable borrowing or conversion date of each

LIBOR Loan and ending on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in the Commitment as provided in Section 2.5 hereof, prepayment or conversion rights or obligations as provided in Section 2.1 or 3.5 hereof, or maturity of LIBOR Loans as provided in Section 2.1 hereof, such period shall be shortened to end on the date such Loan is to be prepaid or converted pursuant to such provisions. If Borrower fails to select a new Interest Period with respect to an outstanding LIBOR Loan that is denominated in Eurodollars at least three (3) London Business Days prior to any Interest Adjustment Date, Borrower shall be deemed to have converted such LIBOR Loan to a Prime Rate Loan at the end of the then current Interest Period. If Borrower fails to select a new Interest Period with respect to an outstanding LIBOR Loan that is denominated in a Eurocurrency other than Eurodollars at least three (3) London Business Days prior to any Interest Adjustment Date, such Loan shall be repaid on the last day of the applicable Interest Period.


     "Letter of Credit" shall mean any standby letter of credit which shall be issued by Agent or any Fronting Bank for the benefit of Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one (1) year after its date of issuance or (b) thirty (30) days prior to the last day of the Commitment Period.

     "Leverage Ratio" shall mean, for the time period in question and on a Consolidated basis and in accordance with GAAP, the ratio of Total Funded Indebtedness to Consolidated EBITDA.

     "LIBO Pre-Margin Rate" shall mean the rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%), as determined by Agent, which equals the average rate per annum at which deposits in the relevant Eurocurrency or Dollars are offered for deposits of the duration and amount in question, at 11:00 A.M. London time (or as soon thereafter as practicable) two (2) London Business Days prior to the first day of the Interest Period in question, to Agent by prime banking institutions in any Eurodollar market reasonably selected by Agent.

     "LIBOR Loan" shall mean a Eurocurrency Loan on which Borrower shall pay interest at a rate based on the LIBO Pre-Margin Rate.

     "Lien" shall mean any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property or asset.

     "Loan" or "Loans" shall mean the credit granted to Borrower by the Banks and Agent in accordance with Section 2.1A hereof or by Agent in accordance with
Section 2.1C hereof.

     "Loan Documents" shall mean this Agreement, each of the Notes and each of the Guaranties of Payment.

     "London Business Day" shall mean a day which is a Domestic Business Day and on which banks are open for business in London, England, and quoting deposit rates for the relevant

Eurocurrency.

     "Majority Banks" shall mean the holders of at least fifty-one percent (51%) of the Total Commitment Amount, or, if there is any borrowing hereunder (other than Swing Loans), the holders of at least fifty-one percent (51%) of the amount outstanding under the Notes (other than the Swing Loan Note).

     "Multi-employer Plan" shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

     "Note" or "Notes" shall mean any Revolving Credit Note or Notes, the Swing Loan Note, or any other note delivered pursuant to this Agreement.

     "Obligor" shall mean one whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Guarantor and any signatory to a Related Writing.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation, or its successor.

     "Pension Plan" shall mean an ERISA Plan that is a "pension plan" (within the meaning of ERISA Section 3(2)).

     "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

     "Prime Rate" shall mean the fluctuating rate of interest which is publicly announced from time to time by Agent at its principal place of business as being its "prime rate" or "base rate" thereafter in effect, with each change in the Prime Rate automatically, immediately and without notice changing the fluctuating interest rate thereafter applicable hereunder, it being agreed that the Prime Rate is not necessarily the lowest rate of interest then available from Agent on fluctuating rate loans.

     "Prime Rate Loan" shall mean a Loan on which Borrower shall pay interest at a rate based on the Prime Rate.

     "Receivables" shall mean any right to payment from a Person, whether constituting an account, chattel paper, instrument or general intangible, arising from the sale of merchandise or provision of services by Borrower or any Subsidiary, and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto, together with the following: (a) all rights to, but not any obligations under, all related contracts or agreements pursuant to or under which such Person is obligated to make payments with respect to the sale of goods or provision of services; (b) all security interests, liens, guarantees, and other agreements or arrangements of any nature whatsoever from time to time supporting or securing any such right to payment; (c) all books and records evidencing or otherwise relating to the foregoing; and (d) all collections and other proceeds, including insurance policies, relating to any of the foregoing.

     "Receivables Obligations Cap" shall mean, with respect to the portion of the Receivables Obligations (as that term is defined in the definition of Indebtedness) that would correspond to principal if those Receivables Obligations were treated as indebtedness for purposes of GAAP, an amount equal to Fifty Million Dollars ($50,000,000), which amount may be increased by the aggregate amount of up to Five Million Dollars ($5,000,000) so long as no Event of Default has occurred and is Continuing at the time of that increase.

     "Related Writing" shall mean the Loan Documents and any assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by Borrower, any Subsidiary or any Obligor, or any of their respective officers, to Agent or the Banks pursuant to or otherwise in connection with this Agreement.

     "Revolving Credit Commitment" shall mean the obligation hereunder of each Bank, during the Commitment Period, to make Revolving Loans and to participate in the issuance of Letters of Credit, up to the aggregate amount of Dollars (or its Dollar Equivalent in Eurocurrency) set forth opposite such Bank's name under the column headed "Maximum Amount" as listed in Schedule 1 hereof (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

     "Revolving Credit Note" shall mean any Revolving Credit Note executed and delivered pursuant to Section 2.1A hereof.

     "Revolving Loan" shall mean a Loan granted to Borrower by the Banks in accordance with Section 2.1A hereof.

     "Senior Notes" shall mean those certain notes issued pursuant to (a) the 6.55% Promissory Notes, dated December 16, 1993, in the aggregate principal amount of Seventy-Five Million Dollars ($75,000,000) issued to the Metropolitan Life Insurance Company and two of its affiliates, (b) that certain Senior Notes Agreement, in the original principal amount of Fifteen Million Dollars ($15,000,000), dated as of June 30, 1989, as amended, between Borrower and Nationwide Life Insurance Company and (c) that certain Senior Notes Agreement, in the original principal amount of Ten Million Dollars ($10,000,000), dated as of June 30, 1989, as amended, between Borrower and the Aid Association for Lutherans.

     "Significant Subsidiary" shall have the meaning set forth in Regulation S-X promulgated by the Securities and Exchange Commission, as such regulation may be amended from time to time.

     "Stockholders' Equity" shall mean the excess (as determined on a Consolidated basis and in accordance with GAAP, but excluding from all such determinations any "foreign currency translation adjustments" reflected in the Consolidated financial statements of Borrower and its Subsidiaries under the heading "Shareholders' Equity") of the net book value (after deducting any reappraisal or write-up of assets after the Closing Date) of all of the assets (i.e., including intangibles such as patents, costs of businesses over net assets acquired and goodwill arising out of the Acquisition) of Borrower and its Subsidiaries on a Consolidated basis over the total liabilities thereof.

     "Subordinated", as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance reasonably satisfactory to Agent and the Banks) in favor of the prior payment in full of the Debt.

     "Subsidiary" of Borrower or any of its Subsidiaries shall mean (a) a corporation more than fifty percent (50%) of the voting power or capital stock of which is owned, directly or indirectly, by Borrower or by one or more other Subsidiaries of Borrower or by Borrower and one or more Subsidiaries of Borrower, (b) a partnership or limited liability company of which Borrower, one or more other Subsidiaries of Borrower or Borrower and one or more Subsidiaries of Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has the power to direct the policies, management and affairs thereof or (c) any other Person (other than a corporation) in which Borrower, one or more other Subsidiaries of Borrower or such Person, directly or indirectly, has at least a majority ownership interest or the power to direct the policies, management and affairs thereof, except that for purposes of this Agreement, so long as Borrower's ownership interest is equal to or less than fifty percent (50%) in Nishikawa Standard Company ("NISCO"), NISCO shall not be considered to be a Subsidiary of Borrower or any Subsidiary of Borrower.

     "Swing Loan" shall mean a Loan granted to Borrower by Agent in accordance with Section 2.1C hereof.

     "Swing Loan Commitment" shall mean the discretionary facility established by Agent pursuant to which and subject to such terms and conditions as Bank may require from time to time, Borrower may, during the Commitment Period, request Swing Loans up to the maximum aggregate amount at any time outstanding of Fifteen Million Dollars ($15,000,000) on the terms and conditions set forth in
Section 2.1C hereof (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

     "Swing Loan Note" shall mean the Swing Loan Note executed and delivered pursuant to Section 2.1C hereof.

     "Total Capitalization" shall mean Total Funded Indebtedness plus Stockholders' Equity.

     "Total Commitment Amount" shall mean the obligation hereunder of the Banks, during the Commitment Period, to make Loans and to participate in the issuance of Letters of Credit up to the maximum aggregate principal amount of Two Hundred Twenty-Five Million Dollars

($225,000,000) (or such lesser amount as shall be determined pursuant to Section 2.5 hereof). For purposes of determining the Total Commitment Amount, the amount utilized by each Eurocurrency Loan shall be the Dollar Equivalent amount of each such Eurocurrency Loan as of the most recent Interest Adjustment Date.

     "Total Funded Indebtedness" shall mean, for any period, on a Consolidated basis and in accordance with GAAP, all Funded Indebtedness of the Companies.

     "Unmatured Event of Default" shall mean an event, condition or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default and which has not been appropriately waived by the Majority Banks in writing or fully corrected prior to becoming an actual Event of Default.

     "Voting Stock" shall mean stock of a Person of a class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by the reason of the happening of any contingency).

     "Welfare Plan" shall mean an ERISA Plan that is a "welfare plan" within the meaning of ERISA Section 3 (l).

     "Wholly-Owned Subsidiary" shall mean each Subsidiary all of whose outstanding stock, other than directors' qualifying shares, shall at the time be owned by Borrower and/or by one or more Wholly-Owned Subsidiaries.

     Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

     The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.


                    ARTICLE II.  AMOUNT AND TERMS OF CREDIT

     SECTION 2.1. AMOUNT AND NATURE OF CREDIT. Subject to the terms and provisions of this Agreement, each Bank will participate to the extent hereinafter provided in making Loans to Borrower, and issuing Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided, however, that in no event shall the aggregate principal amount of all Loans and the aggregate undrawn face amount of all Letters of Credit outstanding under this Agreement during the Commitment Period be in excess of the Total Commitment Amount.

     Each Bank, for itself and not one for any other, agrees to participate in Loans made and

Letters of Credit issued hereunder during the Commitment Period on such basis that (a) immediately after the completion of any borrowing by Borrower or issuance of a Letter of Credit hereunder, the aggregate principal amount then outstanding on the Notes issued to such Bank, when combined with such Bank's pro rata share of the aggregate undrawn face amount of all issued and outstanding Letters of Credit, shall not be in excess of the amount shown opposite the name of such Bank under the column headed "Maximum Amount" as set forth in Schedule 1 hereto, and (b) such aggregate principal amount outstanding on the Notes issued to such Bank, excluding the Swing Loan Note, shall represent that percentage of the aggregate principal amount then outstanding on all Notes (including the Notes held by such Bank but excluding the Swing Loan
Note) which is such Bank's Commitment Percentage.

     Each borrowing from the Banks hereunder (other than Swing Loans) shall be made pro rata according to the Banks' respective Commitment Percentages. The Loans may be made as Revolving Loans and Swing Loans, and Letters of Credit may be issued, as follows:

     A. Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Banks shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any one time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with (a) the aggregate undrawn face amount of all issued and outstanding Letters of Credit and (b) the aggregate outstanding principal amount of all Swing Loans. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans hereunder by means of any combination of (a) Prime Rate Loans maturing on the last day of the Commitment Period, bearing interest at a rate per annum which shall be the Adjusted Prime Rate from time to time in effect and drawn down in aggregate amounts of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000), (or, with respect to a Eurocurrency Loan other than a Eurodollar Loan, such approximately comparable amount as shall result in a rounded number of the applicable Eurocurrency) or
(b) LIBOR Loans maturing on the last day of the Commitment Period, drawn down in aggregate amounts of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000) (or, with respect to a Eurocurrency Loan other than a Eurodollar Loan, such approximately comparable amount as shall result in a rounded number of the applicable Eurocurrency), bearing interest at a rate per annum which shall be the Derived LIBOR Rate, fixed in advance of each Interest Period (but subject to changes in the Applicable LIBOR Margin) as herein provided for each such Interest Period. Each Prime Rate Loan shall be made in Dollars. With respect to each LIBOR Loan, subject to the other provisions of this Agreement, Borrower shall have the right to receive all of the proceeds of such LIBOR Loan in Eurocurrency. Each LIBOR Loan shall be made in a single currency.

     Borrower shall pay interest on the unpaid principal amount of Prime Rate Loans outstanding from time to time from the date thereof until paid, on the first day of each succeeding January, April, July and October of each year and at the maturity thereof, commencing January 1, 1998. Borrower shall pay interest at a fixed rate for each Interest Period (but subject to changes in the Applicable LIBOR Margin) on the unpaid principal amount of each LIBOR Loan outstanding from time to time from the date thereof until paid, payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the beginning of such Interest Period).

     At the request of Borrower, provided no Unmatured Event of Default or Event of Default exists hereunder, the Banks shall convert Prime Rate Loans to LIBOR Loans that are in Eurodollars at any time, subject to the notice provisions of Section 2.2 hereof, and shall convert LIBOR Loans that are in Eurodollars to Prime Rate Loans on any Interest Adjustment Date, unless notice for another LIBOR Loan is given by Borrower as provided in Section 2.2 hereof.

     The obligation of Borrower to repay the Revolving Loans made by each Bank and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrower substantially in the form of Exhibit A hereto, with appropriate insertions, dated the Closing Date and payable to the order of such Bank on the last day of the Commitment Period in the principal amount of its Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made hereunder by such Bank. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.1A to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

     B. Letters of Credit. Subject to the terms and conditions of this Agreement, during the Commitment Period, Agent (or such other Bank, with the consent of Borrower, as shall agree to be the Fronting Bank) shall, in its own name, but only as agent for the Banks, issue such Letters of Credit for the account of Borrower or any Guarantor of Payment, as Borrower may from time to time request. Borrower shall not request any Letter of Credit (and neither Agent nor any other Fronting Bank shall be obligated to issue any Letter of Credit) if, after giving effect thereto, (a) the aggregate amount of all issued and outstanding Letters of Credit would exceed Twenty Million Dollars ($20,000,000) or (b) the sum of (i) the aggregate outstanding principal amount of the Revolving Loans, plus (ii) the aggregate of all issued and outstanding Letters of Credit, plus (iii) the aggregate amount of all outstanding Swing Loans shall exceed the Commitment. The issuance of each Letter of Credit shall confer upon each Bank the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Bank's Commitment Percentage.

     Each request for a Letter of Credit shall be delivered to Agent (and the Fronting Bank, if the Fronting Bank is a Bank other than Agent) not later than 11:00 A.M. (Cleveland, Ohio time) three (3) Domestic Business Days prior to the day upon which the Letter of Credit is to be issued. Each such request shall be in a form reasonably acceptable to Agent (and the Fronting Bank, if the Fronting Bank is a Bank other than Agent) and specify the face amount thereof, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby. Concurrently with each such request, Borrower, and any Guarantor of Payment for whose benefit the Letter of Credit is to be issued, shall execute and deliver to Agent (or the Fronting Bank, if the Fronting Bank is a Bank other than Agent) an appropriate application and agreement, being in the standard form of the Fronting Bank for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent. Agent shall give each Bank notice of each such request for a Letter of Credit.

     In respect of each Letter of Credit and the drafts thereunder, if any, whether issued for the account of Borrower or a Guarantor of Payment, Borrower agrees (a) to pay to Agent, for the pro rata benefit of the Banks, a non-refundable commission based upon the face amount of the Letter of Credit, which shall be paid in advance on a quarter-annual basis, at the rate per annum of the then current Applicable LIBOR Margin (i.e. the Applicable LIBOR Margin in effect on the date that the Letter of Credit is issued and, as to each quarter-annual payment date thereafter, the Applicable LIBOR Margin in effect on the date of such quarter-annual payment) times the face amount of the Letter of Credit from the date of the Letter of Credit to the date of its expiry; (b) to pay to the Fronting Bank, for its sole account, an additional Letter of Credit fee, which shall be paid on the date that such Letter of Credit is issued, at the rate per annum of one-eighth of one percent (1/8%) of the face amount of the Letter of Credit from the date of the Letter of Credit to the date of its expiry; and (c) to pay to the Fronting Bank, for its sole account, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by such Fronting Bank under its fee schedule as in effect from time to time.

     Whenever a Letter of Credit is drawn, unless the amount drawn is immediately reimbursed by Borrower, the amount outstanding thereunder shall be deemed to be a Revolving Loan to Borrower subject to the provisions of Sections 2.1A and 2.2 hereof and shall be evidenced by the Revolving Credit Notes. Each such Revolving Loan shall be deemed to be a Prime Rate Loan unless otherwise requested by (in accordance with the notice provisions of Section 2.2(b) hereof) and available to Borrower hereunder. Each Bank is hereby authorized to record on its records relating to its Revolving Credit Note such Bank's pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

     C. Swing Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, so long as no Unmatured Event of Default or Event of Default shall have occurred, Borrower may request a Swing Loan or Swing Loans from Agent and Agent may grant such Swing Loan or Swing Loans in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any one time outstanding (i) the Swing Loan Commitment, or (ii) Agent's Revolving Credit Commitment when all Swing Loans are combined with Agent's pro rata share of the aggregate outstanding principal amount of Revolving Loans and the aggregate undrawn face amount of all issued and outstanding Letters of Credit. Each Swing Loan shall be due and payable on the earlier of (a) demand made by Agent at any time upon one (1) Domestic Business Day's prior notice to Borrower, (b) at the specific maturity thereof, or (c) the last day of the Commitment Period; provided that, if no Unmatured Event of Default or Event of Default shall have occurred at the time of such demand, then Borrower shall, immediately after Borrower learns of such demand, if and to the extent that Borrower is permitted to borrow Revolving Loans under the terms of this Agreement at the time of such demand, be deemed to have submitted a request for a Revolving Loan in an amount necessary to repay the amount demanded, and the provisions of Section 2.1A hereof concerning minimum principal amounts and integral multiples thereof required for requesting Revolving Loans shall not apply to Revolving Loans made pursuant to this Section 2.1C.

     Each Swing Loan shall bear interest at the Prime Rate or such other rate as may be agreed upon by Borrower and Agent from time to time. Each Swing Loan shall be drawn down in aggregate amounts of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of One Hundred Thousand Dollars ($100,000). Borrower shall pay interest to Agent, for the sole benefit of Agent, on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid, on the first day of each succeeding January, April, July and October of each year, commencing January 1, 1998 and at the specific maturity thereof. Each Swing Loan shall bear interest for a minimum of one (1) day.

     The obligation of Borrower to repay the Swing Loans and to pay interest thereon shall be evidenced by a Swing Loan Note of Borrower substantially in the form of Exhibit B hereto, with appropriate insertions, dated the date of this Agreement and payable to the order of Agent on the last day of the Commitment Period in the principal amount of the Swing Loan Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made hereunder by Agent. Subject to the provisions of this Agreement and in the sole discretion of Agent, Borrower shall be entitled under this Section 2.1C to borrow funds, repay the same in whole or in part and reborrow hereunder at any time and from time to time during the Commitment Period.

     Borrower shall not request any Swing Loan if, after giving effect thereto,
(a) the sum of the then aggregate outstanding principal amount of all Revolving Loans, plus all outstanding Letters of Credit, plus all Swing Loans would exceed the Total Commitment Amount, or (b) the aggregate outstanding principal amount of all Swing Loans would exceed the Swing Loan Commitment.

     If an Unmatured Event of Default or an Event of Default shall have occurred and be Continuing, Agent may at any time, without notice to or the consent of Borrower or the Banks, terminate the Swing Loan Commitment and cause Revolving Loans to be made by the Banks in an aggregate amount equal to the amount of principal and interest outstanding under the Swing Loan Commitment, and the conditions precedent set forth in Section 2.2 hereof shall not apply to such Revolving Loans. The proceeds of such Revolving Loans shall be paid to Agent for payment of the Swing Loan Note.

     SECTION 2.2. CONDITIONS TO LOANS AND LETTERS OF CREDIT. The obligation of each Bank to make Loans and of Agent (and any Fronting Bank) to issue Letters of Credit hereunder is conditioned, in the case of each borrowing or issuance hereunder, upon:

     (a) all conditions precedent as listed in Article IV hereof shall have been satisfied;

     (b) with respect to Loans, receipt by Agent from Borrower of a Notice of Loan in the form of Exhibit C hereto, by 11:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing, such notice to provide the aggregate amount of Prime Rate Loans, and, if LIBOR

Loans are requested, three (3) London Business Days' notice of the proposed date, aggregate amount and initial Interest Period of such LIBOR Loans; or, with respect to Letters of Credit, satisfaction of the notice provisions set forth in Section 2.1B hereof. Agent shall notify each Bank of the date, amount, type of currency and initial interest period (if applicable) promptly upon the receipt of such notice, and, in any event, by 12:00 P.M. (Cleveland, Ohio time) on the date such notice is received. With respect to Prime Rate Loans and LIBOR Loans that are in Eurodollars, on the date such Loan is to be made, each Bank shall provide Agent not later than 3:00 P.M. (Cleveland, Ohio time) with the amount in Dollars (federal or other immediately available funds), required of it. With respect to LIBOR Loans that are to be funded in a Eurocurrency other than Eurodollars, each Bank shall provide Agent, not later than 11:00 A.M. (Cleveland, Ohio time) on the date such disbursement is to be made, with the amount of the applicable Eurocurrency required of it in such Eurocurrency, in immediately available funds. With respect to LIBOR Loans that are funded in a Eurocurrency other than Eurodollars, at no time shall the aggregate outstanding amount of all such LIBOR Loans exceed One Hundred Million Dollars ($100,000,000);

     (c) the fact that no Unmatured Event of Default or Event of Default shall then exist or immediately after the Loan or issuance of the Letter of Credit would exist; and
     (d) the fact that each of the representations and warranties contained in
Article VI hereof shall be true and correct in all material respects with the same force and effect as if made on and as of the date of such Loan, or the issuance of the Letter of Credit, except to the extent that any thereof expressly relate to an earlier date.

     The obligation of Agent to make Swing Loans hereunder is conditioned, in each case, upon (i) its consent to do so, (ii) receipt by the Agent of notice from Borrower by 11:00 A.M. (Cleveland, Ohio time) on the proposed date of funding which states the aggregate amount and maturity of the borrowing, and
(iii) (c) and (d) above.

     Each request for a Loan or the issuance of a Letter of Credit by Borrower hereunder shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the facts specified in (c) and
(d) above. At no time shall Borrower request that LIBOR Loans be outstanding for more than six (6) different Interest Periods at any one (1) time, and, if Prime Rate Loans are outstanding, then LIBOR Loans shall be limited to five (5) different Interest Periods at any one (1) time.

     Each request for a LIBOR Loan shall be irrevocable and binding on Borrower and Borrower shall indemnify Agent and the Banks against any loss or expense incurred by Agent or the Banks as a result of any failure by Borrower to consummate such transaction including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or re-employment of deposits or other funds acquired by the Banks to fund the Loan. A certificate as to the amount of such loss or expense submitted by the Banks to Borrower shall be conclusive and binding for all purposes, absent manifest error.

     SECTION 2.3. PAYMENT ON NOTES, ETC.

     (a) Payments in Eurocurrency. With respect to any LIBOR Loan that was made by the Banks in a Eurocurrency other than Eurodollars, all payments (including prepayments) to Agent and the Banks of the principal of or interest on such LIBOR Loan shall be made in the same Eurocurrency as the original Loan. All such payments shall be remitted by Borrower to Agent at a designated account at Agent's main office (or at such other office or account as designated in writing by Agent to Borrower) not later than 11:00 A.M. (Cleveland, Ohio Time) on the due date thereof in same day funds. In the event that such payment is due on a date when Agent's main office is not open for business, then such payment shall be made on the next preceding day upon which Agent's main office is open for business. Any payments received by Agent after 11:00 A.M. (Cleveland, Ohio Time) shall be deemed to have been made and received on the next following Domestic Business Day.

     (b) Payments in Dollars. With respect to any LIBOR Loan or Prime Rate Loan that was made by the Banks in Eurodollars or Dollars, all payments (including prepayments) to Agent and the Banks of the principal of or interest on such Loan shall be made in Dollars. With respect to any other payment to Agent and the Banks that is not covered by subsection (a) hereof, such other payment, including but not limited to principal, interest, fees or any other amount owed by Borrower under this Agreement shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Agent at its main office for the account of the Banks not later than 2:00 P.M. (Cleveland, Ohio Time) on the due date thereof in immediately available funds. Any such payments received by Agent after 2:00 P.M. (Cleveland, Ohio Time) shall be deemed to have been made and received on the next following Domestic Business Day.

     (c) Payments Net of Taxes. All payments under this Agreement shall be made absolutely net of, without deduction or offset for, and altogether free and clear of, any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof), excluding income and franchise taxes imposed on any Bank under the laws of the United States or any foreign jurisdiction (or any state or political subdivision thereof). If Borrower is compelled by law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges or withholdings, Borrower shall pay such additional amounts as may be necessary in order that the net payments after such deduction, and after giving effect to any United States or foreign jurisdiction (or any state or political subdivision thereof) income taxes required to be paid by the Banks in respect of such additional amounts, shall equal the amount of interest provided in Section 2.1 hereof for each Loan plus any principal then due.

     (d) Payments to Banks. Upon Agent's receipt of payments hereunder, Agent shall immediately distribute to each Bank its ratable share of the amount of principal, interest, and commitment and other fees received by it for the account of such Bank. Payments received by Agent in Dollars shall be delivered to the Banks in immediately available funds. Payments received by Agent in a Eurocurrency (other than Eurodollars) shall be delivered to the Banks in same day funds. Each Bank shall record any principal, interest or other payment, the principal amounts of the Prime Rate Loans and the LIBOR Loans, the type of currency for each Loan, all prepayments and the applicable dates with respect to the Loans and payments, by such method as such Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under each such Note. The aggregate unpaid amount of Loans set forth on the records of Agent shall be rebuttably presumptive evidence of the principal and interest owing and unpaid on each Note.

     (e) Timing of Payments. Whenever any payment to be made hereunder, including without limitation any payment to be made on any Note, shall be stated to be due on a day which is not a Domestic Business Day, such payment shall be made on the next succeeding Domestic Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that, with respect to any LIBOR Loan, if the next succeeding Domestic Business Day falls in the succeeding calendar Month, such payment shall be made on the preceding Domestic Business Day and the relevant Interest Period shall be adjusted accordingly.

     SECTION 2.4. PREPAYMENT. Borrower shall have the right at any time or from time to time to prepay on a pro rata basis, all or any part of the principal amount of the Notes then outstanding as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment. Borrower shall give Agent notice of prepayment of any Prime Rate Loans by not later than 11:00 A.M. (Cleveland, Ohio time) on the Domestic Business Day such prepayment is to be made and written notice of the prepayment of any LIBOR Loan not later than 1:00 P.M. (Cleveland, Ohio time) three (3) London Business Days before the Domestic Business Day on which such prepayment is to be made. Prepayments of Prime Rate Loans shall be without any premium or penalty. In any case of prepayment of any LIBOR Loans, Borrower agrees that if the LIBO Pre-margin Rate as determined as of 11:00 A.M. (London time), three (3) London Business Days prior to the Domestic Business Day of prepayment of any LIBOR Loans (hereinafter, "Prepayment LIBOR") shall be lower than the last LIBO Pre-margin Rates for those LIBOR Loans with respect to which prepayment is intended to be made (hereinafter, "Last LIBOR"), then Borrower shall, upon written notice by Agent, promptly pay to Agent, for the account of each of the Banks, in immediately available funds, a prepayment fee equal to the product of
(a) a rate (the "Prepayment Rate") which shall be equal to the difference between the Last LIBOR and the Prepayment LIBOR, times (b) all or such part of the principal amounts of the Notes as relate to the LIBOR Loans to be prepaid, times (c) the quotient obtained by dividing
(i) the number of days in the period commencing with the date on which such prepayment is to be made to that date which coincides with the last day of the Interest Period previously established when the LIBOR Loans, which are to be prepaid, were made, by (ii) three hundred sixty (360). In addition, Borrower shall immediately pay directly to Agent, for the account of the Banks, the amount of any additional reasonable costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by Agent or the Banks in connection with the prepayment, upon Borrower's receipt of a written statement from Agent. Each prepayment of a LIBOR Loan shall be in the aggregate principal sum of not less than One Million Dollars ($1,000,000). In the event that Borrower cancels a proposed LIBOR Loan subsequent to the delivery to Agent of the notice of the proposed date, aggregate amount and initial Interest Period of such Loan, but prior to the draw down of funds thereunder, such cancellation shall be treated as a prepayment subject to the aforementioned prepayment fee.

     SECTION 2.5. FACILITY AND OTHER FEES; TERMINATION OR REDUCTION OF
COMMITMENT.

     (a) Borrower shall pay to Agent, for the ratable account of the Banks, as a consideration for the Commitment hereunder, a facility fee from the date hereof to and including the last day of the Commitment Period equal to (i) the Applicable Facility Fee Rate, times (ii) the Total Commitment Amount. The facility fee shall be payable, in arrears, on January 1, 1998, and quarter-annually thereafter.

     (b) Borrower shall pay to Agent, for its sole benefit, an annual fee as set forth in that certain letter (the "Fee Letter"), dated of even date herewith. The annual fee of Agent shall be payable, in advance for the forthcoming year, upon the execution hereof and on each anniversary of the Closing Date thereafter so long as any Bank shall have a Revolving Credit Commitment hereunder or any Note or any Loan shall be outstanding.

     (c) Borrower shall pay to Agent, for its sole benefit, on the Closing Date, a syndication fee as set forth in the Fee Letter.

     (d) Borrower may at any time or from time to time terminate in whole or ratably in part the Commitment of the Banks hereunder to an amount not less than the aggregate principal amount of the Loans and Letters of Credit then outstanding, by giving Agent not fewer than five (5) Domestic Business Days' notice; provided that, any such partial termination shall be in an aggregate amount for all of the Banks of not less than Ten Million Dollars ($10,000,000). Agent shall promptly notify each Bank of its proportionate amount and the date of each such termination. After each such termination, the facility fees payable hereunder shall be calculated upon the Commitment of the Banks as so reduced. If Borrower terminates in whole the Commitment of the Banks, on the effective date of such termination (Borrower having prepaid in full the unpaid principal balance, if any, of the Notes outstanding, together with all interest and facility and other fees accrued and unpaid and provided that no issued and outstanding Letters of Credit shall exist) all of the Notes outstanding shall be delivered to Agent marked "Canceled" and redelivered to Borrower. Any partial reduction in the Commitment of the Banks shall be effective during the remainder of the Commitment Period.

     SECTION 2.6. COMPUTATION OF INTEREST AND FEES; DEFAULT RATE.
Interest on Loans and facility and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days (or three hundred sixty-five (365) days in the case of Eurocurrency Loans in Pounds Sterling) and calculated for the actual number of days elapsed; provided, however, that, Prime Rate Loans shall be computed on the basis of a year having three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed. Anything herein to the contrary notwithstanding, if an Event of Default shall occur hereunder and shall be Continuing, (a) the principal of each Note and the unpaid interest thereon shall bear interest, until paid, at the Default

Rate; and (b) the fee for the aggregate undrawn face amount of issued and outstanding Letters of Credit shall be increased to two percent (2%) in excess of the then applicable fee from time to time in effect pursuant to subpart (a) of Section 2.1B hereof. In no event shall the rate of interest hereunder exceed the rate allowable by law.

     SECTION 2.7. MANDATORY PAYMENTS AND CURRENCY.

     (a) If the sum of (i) the aggregate principal amount of all Loans outstanding (after converting each Eurocurrency Loan to its Dollar Equivalent) and (ii) the undrawn face amount of all issued and outstanding Letters of Credit at any time exceeds the Total Commitment Amount, Borrower shall, as promptly as practicable, but in no event to be later than the next Domestic Business Day, prepay an aggregate principal amount of the Loans sufficient to bring the aggregate outstanding principal amount of all Loans and the undrawn face amount of all issued and outstanding Letters of Credit within the Commitment of the Banks. For purposes of computing the principal outstanding on the Notes, the principal amount of Eurocurrency Loans in a Eurocurrency other than Eurodollars shall be converted to their Dollar Equivalents as of the most recent Interest Adjustment Date.

     (b) In addition, if (with the consent of Agent and the Majority Banks or, all of the Banks, if required by this Agreement) any Company sells more than fifteen percent (15%) of the Consolidated Total Assets of the Companies excluding Receivables the disposition of which is permitted by Subsection 5.11(c) hereof, during any twelve (12) month period, then the net proceeds of sale shall be applied, on the date of sale, to the principal of the Revolving Loans then outstanding and the Total Commitment Amount and the Revolving Credit Commitments (on a pro rata basis) shall be permanently reduced by the amount of such excess above the aforementioned fifteen percent (15%) threshold. In the event that the assets being sold are sold in the ordinary course of business and are replaced (within one hundred eighty (180) days of sale) by other assets of equal value (which are not subject to any Lien, except purchase money Liens if there were any Liens on the assets so sold), then the payment to Agent for the benefit of the Banks described in this subpart (b) need not be made.

     (c) Any prepayment of a LIBOR Loan pursuant to this Section 2.7 shall be subject to the prepayment fees set forth in Section 2.4 hereof.

     SECTION 2.8. EXTENSION OF COMMITMENT. After the fiscal year ending June 30, 1999 and after each fiscal year thereafter, upon the written request of Borrower received by Agent upon delivery of the financial statements as described in Section 5.3(b) hereof, the Banks shall have the option of extending the Commitment for an additional year, such request to be granted or denied within sixty (60) days after such request is received by Agent; and the failure of the Banks to respond to such request within that sixty (60) day period shall be deemed a denial of the requested extension.
Each such extension shall require the unanimous written consent of all of the Banks and shall be upon such terms and conditions as may be agreed to by Agent, Borrower, and the Banks.

      ARTICLE III.  ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS

     SECTION 3.1. RESERVES OR DEPOSIT REQUIREMENTS, ETC. If at any time any law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the reserve percentage of the Bank in question, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question) against assets held by, or deposits in or for the amount of any Loans by, any Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining hereunder LIBOR Loans or to reduce the amount of principal or interest received by such Bank with respect to such LIBOR Loans, then, upon demand by such Bank, Borrower shall pay to such Bank from time to time on Interest Adjustment Dates with respect to such LIBOR Loans, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming (which assumption such Bank need not corroborate) such additional cost or reduced amount was allocable to such LIBOR Loans. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 3.1, setting forth the calculations therefor, shall be promptly submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Domestic Business Days' prior written notice to such Bank through Agent, may prepay the affected LIBOR Loans in full or, with respect to LIBOR Loans that are in Eurodollars, convert all LIBOR Loans to Prime Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment fees set forth in Section 2.4 hereof. Each Bank shall notify Borrower as promptly as practicable (with a copy thereof delivered to Agent) of the existence of any event which will likely require the payment by Borrower of any such additional amount under this Section.

     SECTION 3.2. TAX LAW, ETC. In the event that, by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, any Bank shall, with respect to this Agreement or any transaction under this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of such Bank) and if any such measures or any other similar measure shall result in an increase in the cost to such Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or facility or other fee receivable by such Bank in respect thereof, then such Bank shall promptly notify Borrower stating the reasons therefor. Borrower shall thereafter pay to such Bank upon demand from time to time on Interest Adjustment Dates with respect to such LIBOR Loans, as additional consideration hereunder, such additional amounts as shall fully compensate such Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

     If any Bank receives such additional consideration from Borrower pursuant to this Section 3.2, such Bank shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid and shall reimburse Borrower to the extent, but only to the extent, that such Bank shall receive a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Bank. If, at the time any audit of such Bank's income tax return is completed, such Bank determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to Borrower as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to Borrower as aforesaid, Borrower, upon demand of such Bank, shall promptly pay to such Bank the amount so refunded to which such Bank was not so entitled, or the amount by which the net income taxes of such Bank were not so reduced, as the case may be.

     Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Domestic Business Days' prior written notice to such Bank through Agent, may prepay the affected LIBOR Loans in full or, with respect to LIBOR Loans that are in Eurodollars, convert all LIBOR Loans to Prime Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment fees set forth in Section 2.4 hereof.

     SECTION 3.3. EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In respect of any LIBOR Loans, in the event that any Bank shall have determined that (a) for Eurodollar Loans, that Dollar deposits or
(b) for other Eurocurrency Loans, that deposits of the relevant Eurocurrency, of the relevant amount for the relevant Interest Period for such LIBOR Loans are not available to such Bank in the applicable Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate applicable to such Interest Period, as the case may be, such Bank shall give prompt notice to Agent and Agent shall promptly give notice of such determination to Borrower and (a) any notice of new LIBOR Loans (or conversion of existing Loans to LIBOR Loans) previously given by Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make Prime Rate Loans, and (b) Borrower shall be obligated either to prepay, or, with respect to LIBOR Loans that are in Eurodollars, to convert to Prime Rate Loans, any outstanding LIBOR Loans on the last day of the then current Interest Period or Periods with respect thereto.

     SECTION 3.4. INDEMNITY.  Without prejudice to any other provisions of this
Article III, Borrower hereby agrees to indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of any default by Borrower in payment when due of any amount hereunder in respect of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

     SECTION 3.5. CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL. If at any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Bank to fund any LIBOR Loans which it is committed to make hereunder in any Eurocurrency or Dollars, as the case may be, the Commitment of such Bank to fund such LIBOR Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to Borrower and Agent declare that its Commitment with respect to such Loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify Borrower and Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the applicable Eurodollar market of any LIBOR Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify Borrower, Agent and the other Banks thereof in writing stating the reasons therefor, and Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert all LIBOR Loans to Prime Rate Loans or prepay all LIBOR Loans to the Banks in full or convert all affected LIBOR Loans that are Eurodollar Loans to Prime Rate Loans. Any such prepayment or conversion shall be subject to the prepayment fees described in Section 2.4 hereof.

     SECTION 3.6. FUNDING. Each Bank may, but shall not be required to, make LIBOR Loans hereunder with funds obtained outside the United States.


                       ARTICLE IV.  CONDITIONS PRECEDENT

     The obligation of the Banks to make the first Loan and of Agent (or any Fronting Bank) to issue the first Letter of Credit is subject to Borrower satisfying each of the following conditions:

     SECTION 4.1. NOTES. Borrower shall have executed and delivered to each Bank its Revolving Credit Note and to Agent the Swing Loan Note.

     SECTION 4.2. GUARANTIES OF PAYMENT OF DEBT. Each of "5" Rubber Corporation, Oliver Rubber Company, and Holm Industries, Inc., shall have executed and delivered its Guaranty of Payment to Agent for the benefit of the Banks, each to be in form and substance satisfactory to Agent and the Banks.

     SECTION 4.3. OFFICER'S CERTIFICATE, RESOLUTIONS, ORGANIZATIONAL DOCUMENTS. Borrower and each Guarantor of Payment shall deliver to each Bank an officer's certificate certifying the names of the officers of Borrower or such Guarantor of Payment authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the respective boards of directors of Borrower and each Guarantor of Payment evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which Borrower or such Guarantor of Payment, as the case may be, is a party, and (b) the Articles (or Certificate) of Incorporation and all amendments thereto of Borrower and each Guarantor of Payment.

     SECTION 4.4. LEGAL OPINIONS. Opinions of counsel for Borrower and each Guarantor of Payment in form and substance satisfactory to Agent and the Banks shall be delivered to each Bank.

     SECTION 4.5. GOOD STANDING CERTIFICATES. A good standing certificate for Borrower and each Guarantor of Payment issued no more than twenty (20) days prior to the Closing Date by the Secretary of State in the state(s) where Borrower or such Guarantor of Payment is incorporated shall be delivered to each Bank.

     SECTION 4.6. CLOSING, AGENT, SYNDICATION AND LEGAL FEES. A closing fee of five (5) basis points times the amount of the Total Commitment Amount shall be paid on the Closing Date to Agent for the ratable benefit of each Bank, based upon each Bank's Commitment Percentage. In addition, Borrower shall pay to Agent, for its sole benefit, the agent fee and the syndication fee described in
Section 2.5 hereof. Borrower shall also pay all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

     SECTION 4.7. LIEN SEARCHES. With respect to the property owned or leased by Borrower, Borrower shall cause to be delivered to Agent the results of Uniform Commercial Code lien searches, satisfactory to Agent and the Banks.

     SECTION 4.8. INSURANCE CERTIFICATE. Borrower shall deliver to Agent evidence of insurance on ACORD 27 form, and otherwise satisfactory to Agent and the Banks, of adequate personal property and liability insurance of Borrower.

     SECTION 4.9. NO MATERIAL ADVERSE CHANGE. No material adverse change, in the opinion of Agent and the Majority Banks, shall have occurred in the financial condition, operations or prospects of the Companies on or prior to the Closing Date.

     SECTION 4.10. CLOSING CERTIFICATE. On the Closing Date, Borrower shall deliver to Agent, for the benefit of the Banks, a certificate signed by a Financial Officer of Borrower certifying as to the accuracy of the warranties and representations, compliance with the covenants and absence of any Unmatured Event of Default or Event of Default under this

Agreement.

     SECTION 4.11. NO MATERIAL LITIGATION. No Company shall be the subject of any material litigation, in the opinion of Agent and the Majority Banks, as of the Closing Date.

     SECTION 4.12. MISCELLANEOUS. Such other items and conditions as may be reasonably required by Agent or the Banks on or prior to the Closing Date shall be satisfied.

                             ARTICLE V.  COVENANTS

     Borrower agrees that so long as the Commitment remains in effect and thereafter until the principal of and interest on all Notes and all other payments and fees due hereunder shall have been paid in full, Borrower shall perform and observe, and shall cause each Subsidiary to perform and observe, each of the following provisions:

     SECTION 5.1. INSURANCE. Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated (or self-insurance in accordance with prudent insurance practice); and (b) within thirty (30) days of any Bank's reasonable written request, furnish to such Bank such information about any Company's insurance as that Bank may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to such Bank and certified by a Financial Officer of such Company or Borrower.

     SECTION 5.2. MONEY OBLIGATIONS. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. 206-207) or any comparable provisions; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue, which, for the items in subsection (c) only, if unpaid would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Companies on a Consolidated basis.

     SECTION 5.3. FINANCIAL STATEMENTS.  Borrower shall furnish to each Bank:

     (a) within forty-five (45) days after the end of each of the first three quarter-annual periods of each fiscal year of Borrower, balance sheets of Borrower and its Subsidiaries as of the end of such period and statements of income (loss), shareholders equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with

GAAP (except for footnotes and subject to normal year-end adjustments), and in form and detail reasonably satisfactory to the Banks and certified by a Financial Officer of Borrower;

     (b) within ninety (90) days after the end of each fiscal year of Borrower, an annual audit report of Borrower and its Subsidiaries for that year prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail reasonably satisfactory to the Banks or as set forth in Borrower's Annual Report to Stockholders and certified by Arthur Andersen LLP or another independent public accountant reasonably satisfactory to the Banks, which report shall include balance sheets and statements of income (loss), stockholder's equity and cash-flow for that period;

     (c) concurrently with the delivery of the financial statements in (a) and
(b) above, a Compliance Certificate in the form of Exhibit D hereto, signed by the Chief Executive Officer, President or Chief Financial Officer of Borrower;

     (d) with the delivery of the quarterly and annual financial statements described in (a) and (b) above, a copy of any management report;

     (e) within sixty (60) days after the end of each fiscal year of Borrower, annual pro-forma projections of Borrower and its Subsidiaries for the then current fiscal year, to be in form reasonably acceptable to Agent;

     (f) as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrower (in final form) to any securities exchange or over the counter authority or system, or to the Securities and Exchange Commission or any similar federal agency having regulatory jurisdiction over the issuance of Borrower's securities; and

     (g) within ten (10) days of any Bank's written request, such other information about the financial condition, properties and operations of any Company as such Bank may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to such Bank and certified by a Financial Officer of the Company or Companies in question.

     SECTION 5.4. FINANCIAL RECORDS. Each Company shall at all times maintain true and complete records and books of account including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon prior written reasonable notice to the Company in question and Borrower) permit the Banks to examine that Company's books and records and to make excerpts therefrom and transcripts thereof.

     SECTION 5.5. FRANCHISES. Each Company shall preserve and maintain at all times its corporate or other existence, as the case may be, and its rights and franchises, the failure to maintain any of which would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Companies on a Consolidated basis; provided, however, that this Section 5.5 shall not prevent any dissolution or liquidation of any Subsidiary or any merger or consolidation otherwise permitted by this Agreement.

     SECTION 5.6. ERISA COMPLIANCE. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to the Banks (a) as soon as possible and in any event within sixty (60) days after any Company knows that any Reportable Event, as defined under ERISA Section 4043, with respect to any ERISA Plan has occurred, a statement of the Financial Officer of such Company or Borrower, setting forth details as to such Reportable Event and the action which such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any notice dealing with plan disqualification or a monetary obligation such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower shall promptly notify the Banks of any material taxes assessed, proposed to be assessed or which Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section "material" means the measure of a matter of significance which shall be determined as being an amount exceeding Ten Million Dollars ($10,000,000). As soon as practicable, and in any event within twenty
(20) days, after any Company becomes aware that an ERISA Event has occurred, such Company shall provide Bank with notice of such ERISA Event with a certificate by a Financial Officer of such Company or Borrower setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the reasonable request of Agent or any Bank, deliver or caused to be delivered to Agent or such Bank, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.

     SECTION 5.7. FINANCIAL COVENANTS.

     (a) NET WORTH. Borrower shall not suffer or permit its Consolidated Net Worth at any time, based upon Borrower's financial statements for the most recent fiscal quarter, to fall below the minimum amount required, which minimum amount required shall be One Hundred Sixty Million Dollars ($160,000,000) on the Closing Date through June 29, 1998, with such minimum amount required to be positively increased by the Increase Amount on June 30, and by an additional Increase Amount on each successive June 30 thereafter. As used herein, the term "Increase Amount" shall mean an amount equal to fifty percent (50%) of Borrower's Consolidated Net Earnings (with no deduction for losses) for the fiscal year then ended.

     (b) FUNDED INDEBTEDNESS TO CAPITALIZATION. Borrower shall not suffer or permit at any time, on a Consolidated basis, the ratio of (i) Total Funded Indebtedness to (ii) Total Capitalization to exceed .50 to 1.00, based upon Borrower's financial statements for the most recently completed fiscal quarter.

     (c) INTEREST COVERAGE. If at anytime Borrower suffers or permits the Total Funded Indebtedness to Capitalization ratio described in Section 5.7 (b) above to exceed .45 to 1.00, Borrower shall not suffer or permit at any time its ratio of Consolidated EBIT to Consolidated Interest Expense to be less than
2.00 to 1.00, based upon Borrower's financial statements for the most recent calendar quarter and the three (3) previous calendar quarters (on a rolling four (4) quarter basis).


     SECTION 5.8. LIENS. No Company shall create, assume or suffer to exist any Lien upon any of its property or assets whether now owned or hereafter acquired; provided that this Section shall not apply to the following:

     (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

     (b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets which (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

     (c) Liens on property or assets of a Company to secure obligations of such Company to another Company;

     (d) purchase money Liens on fixed assets securing existing or future Indebtedness so long as the aggregate unpaid principal balance of all such Indebtedness does not exceed Twenty-Five Million Dollars ($25,000,000) (or the Dollar equivalent thereof) at any one time outstanding;

     (e) Liens on or in any Receivables of a Subsidiary that secure or purport to secure or otherwise relate to any Receivables Obligations (as that term is defined in the definition of Indebtedness) of that Subsidiary, but only to the extent those Receivables Obligations do not exceed the Receivables Obligations Cap;

     (f) zoning or deed restrictions, public easements, minor title irregularities and similar matters having no adverse effect as a practical matter on the ownership or use of any of the property in question;

     (g) any Liens securing or given in lieu of surety, stay, appeal or performance bonds, or securing performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or as a condition to the transaction of business or the exercise of any right, privilege or license;

     (h) any Lien disclosed in the financial statements delivered in accordance with Section 6.12 or in Schedule 5.8, or any license or royalty agreement, or any lease of electronic data processing equipment;

     (i) any Lien, mortgage or security interest on any fixed asset of any corporation or other entity acquired by any Company after the date of this Agreement which Lien, mortgage or security interest was in existence at the time of the acquisition of such fixed asset (and did not arise out of the acquisition thereof); provided, however, that the Indebtedness secured by all such Liens, mortgages or security interest shall not exceed the aggregate of Ten Million Dollars ($10,000,000) (or the equivalent thereof if not denominated in Dollars) at any one time outstanding; and

     (j) any Liens that are not otherwise permitted hereunder so long as the aggregate of the Indebtedness secured thereby does not exceed an amount equal to ten percent (10%) of Stockholders' Equity.


     SECTION 5.9. REGULATIONS U and X. No Company shall take any action that would result in any non-compliance of the Loans with Regulations U and X of the Board of Governors of the Federal Reserve System.

     SECTION 5.10. INVESTMENTS AND LOANS. No Company shall (a) make or hold any investment in any stocks, bonds or securities of any kind, (b) be or become a party to any joint venture or other partnership without the prior written consent of Agent and the Majority Banks (which consent will not be unreasonably withheld), (c) make or keep outstanding any advance or loan to any Person, or
(d) be or become a Guarantor of any kind, except guarantees securing only indebtedness of the Companies incurred or permitted pursuant to this Agreement; provided, that this Section shall not apply to (i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business, (ii) any investment in direct obligations of the United States of America or any agency or instrumentality thereof or in certificates of deposit or banker's acceptances issued by a member bank of the Federal Reserve System or by a commercial bank located in any other jurisdiction that permits the cash evidenced by such certificates of deposit or bankers' acceptances to be freely remitted to the United States of America, (iii) any investment in commercial paper or securities which at the time of such investment is assigned the rating of "P-2" or better or "A-2" or better in accordance with the rating systems employed by Moody's Investor Service, Inc. or Standard and Poor's Corporation, respectively; (iv) the holding of Subsidiaries, joint venture interests or partnership interests listed on Schedule 6.1 attached hereto and made a part hereof; (v) any investment permitted pursuant to Section 5.12 below; (vi) foreign exchange contracts, currency swap agreements or similar agreements or arrangements designed to protect a Company against fluctuations in currency values and interest swap obligations, including interest rate swaps, caps, floors, collars and similar agreements, entered into in the ordinary course of a Company's business; (vii) investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) investments made by a Company as a result of consideration received in connection with the sale of assets or stock permitted by this Agreement; (ix) investments by Borrower in NISCO in an amount (including such investments existing on the Closing Date and any such investments made subsequent to the Closing Date) not to exceed Fifteen Million Dollars ($15,000,000) (without giving effect to the net income of NISCO subsequent to the Closing Date); (x) investments in a Subsidiary of Borrower or in a corporation or other entity which becomes a Subsidiary of Borrower as a result of such investment, or that will merge or consolidate with Borrower or a Subsidiary of Borrower, or an investment in Borrower by a Subsidiary of Borrower; (xi) loans and advances to employees made in the ordinary course of business and consistent with past practice or to a director or officer of a Company; provided, however, that the aggregate of all loans and advances to all directors and officers shall not exceed Five Hundred Thousand Dollars ($500,000) (or the equivalent thereof in any other currency) at any one time outstanding; and (xii) other matters not otherwise permitted in (i) through
(xi) above in an aggregate amount not exceeding ten percent (10%) of Stockholders' Equity.

     SECTION 5.11. MERGER AND SALE OF ASSETS. No Company shall merge or consolidate with any other corporation or sell, lease or transfer or otherwise dispose of all or a substantial part of its assets to any person or entity, except that if no Unmatured Event of Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

     (a) any Subsidiary may merge with (i) Borrower (provided that Borrower shall be the continuing or surviving corporation), (ii) any other Wholly-Owned Subsidiary (other than a Guarantor of Payment), or (iii) any one or more Guarantors of Payment, provided that with respect to this subsection (iii) either (A) the continuing or surviving corporation shall be a Wholly-Owned Subsidiary which is a Guarantor of Payment, or (B) after giving effect to any merger pursuant to this sub-clause (iii), Borrower and/or one or more Wholly-Owned Subsidiaries which are Guarantors of Payment shall own not less than the same percentage of the outstanding Voting Stock of the continuing or surviving corporation as Borrower and/or one or more Wholly-Owned Subsidiaries (which are Guarantors of Payment) owned of the merged Subsidiary immediately prior to such merger,

     (b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower, (ii) any other Wholly-Owned Subsidiary (other than a Guarantor of Payment), (iii) any Wholly-Owned Subsidiary which is a Guarantor of Payment, or (iv) any Guarantor of Payment, of which Borrower and/or one or more Wholly-Owned Subsidiaries, which are Guarantors of Payment, shall own not less than the same percentage of Voting Stock as Borrower and/or one or more Wholly-Owned Subsidiaries (which are Guarantors of Payment) then own of the Subsidiary making such sale, lease, transfer or other disposition, or

     (c) Borrower may sell, transfer or otherwise dispose of all or part of its Receivables to any Subsidiary, and any Subsidiary may sell, transfer or otherwise dispose of Receivables to any Person, whether such sale is with or without recourse, if the obligations of such Subsidiary to the purchaser thereof in respect of such sale, transfer or disposition are Receivables Obligations (as that term is defined in the definition of Indebtedness) of that Subsidiary, but only to the extent those Receivables Obligations do not exceed the Receivables Obligations Cap.

     SECTION 5.12. ACQUISITIONS. No Company shall acquire or permit any Subsidiary to acquire the assets or stock of any other Person for aggregate consideration in excess of Two Million Dollars ($2,000,000); provided, however, that Borrower or any Guarantor of Payment may acquire the stock or assets of another Person for aggregate consideration in excess of Two Million Dollars ($2,000,000) so long as: (a) Borrower or such Guarantor of Payment, as the case may be, is the surviving entity; (b) the business to be acquired is similar to the lines of business of the Companies or a related line of business or a business using related technology; (c) the Companies are in full compliance with the Loan Documents both prior to and subsequent to the transaction; and (d) Borrower shall provide to Agent and the Banks, at least twenty (20) days prior to such acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of Borrower showing pro forma compliance with Section 5.7 hereof, both before and after the proposed acquisition.

     SECTION 5.13. NOTICE. Borrower shall cause a Financial Officer of Borrower to promptly notify Agent and the Banks whenever any Unmatured Event of Default or Event of Default may occur hereunder.

     SECTION 5.14. ENVIRONMENTAL COMPLIANCE. Each Company shall comply in all respects with any and all Environmental Laws, the violation of which would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Companies on a Consolidated basis, including, without limitation, all Environmental Laws in jurisdictions in which any Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower shall furnish to the Banks promptly after receipt thereof a copy of any notice any Company may receive from any governmental authority, private person or entity or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company.
No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law, the violation of which would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Companies on a Consolidated basis. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. Borrower shall defend, indemnify and hold Agent and the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including reasonable attorneys fees) arising out of or resulting from the noncompliance of any Company with any

Environmental Law.

     SECTION 5.15. SUBSIDIARY GUARANTIES. Each domestic Significant Subsidiary or other affiliate of a Company, created, acquired or held subsequent to the Closing Date, shall immediately execute and deliver to Agent a Guaranty of Payment of all of the Debt, such agreement to be substantially in the form of Exhibit E attached hereto.


                  ARTICLE VI.  REPRESENTATIONS AND WARRANTIES

     Subject only to such exceptions, if any, as may be fully disclosed in an officer's certificate furnished by Borrower to each Bank prior to the execution and delivery hereof, Borrower represents and warrants that the statements set forth in this Article VI are true, correct and complete.

     SECTION 6.1. CORPORATE EXISTENCE; SUBSIDIARIES; FOREIGN
QUALIFICATION. Each Company is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation and is duly qualified and authorized to do business and is in good standing as a foreign corporation in the jurisdictions where the character of its property or its business activities makes such qualification necessary, except where the failure to so qualify will not cause or result in a material adverse effect to the business, operations or condition (financial or otherwise) of such Company.
Schedule 6.1 sets forth each Subsidiary of Borrower, its state of incorporation and the percentage of the capital stock owned by Borrower or another Subsidiary, as the case may be.

     SECTION 6.2. CORPORATE AUTHORITY. Borrower has the corporate right and power and is duly authorized and empowered to enter into, execute, deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which Borrower is a party have been duly authorized and approved by Borrower's Board of Directors and are the valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and similar laws affecting creditors' rights generally and general principles of equity (whether such enforcement is sought in equity or at law). The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.8 of this Agreement) upon any assets or property of Borrower under the provisions of, Borrower's Articles of Incorporation or Regulations or any agreement to which Borrower is a party by which its assets may be bound.

     SECTION 6.3. COMPLIANCE WITH LAWS.  Each Company:

     (a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, the violation of which would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Companies on a Consolidated basis;

     (b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders , the violation of which would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Companies on a Consolidated basis, including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices; and

     (c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, the violation or default of which would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Companies on a Consolidated basis.

     SECTION 6.4. LITIGATION AND ADMINISTRATIVE PROCEEDINGS. Except as disclosed on Schedule 6.4, hereto, and except for any of the following that individually or in the aggregate would not have a material adverse effect on the business, operations or condition (financial or otherwise) of the Companies on a Consolidated basis, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against Borrower or any of its Subsidiaries, or in respect of which Borrower or any of its Subsidiaries may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining.

     SECTION 6.5. TITLE TO ASSETS; CHIEF EXECUTIVE OFFICE. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.8 hereto. The chief executive office of Borrower is located at 2401 South Gulley Road, Dearborn, Michigan 48124.

     SECTION 6.6. LIENS AND SECURITY INTERESTS. Except for Liens permitted pursuant to Section 5.8 hereof, (a) there is no financing statement outstanding covering any personal property of any Company; (b) there is no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any security interest or Lien of any kind.

     SECTION 6.7. TAX RETURNS. Except as set forth on Schedule 6.7, all federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of Borrower have been filed and all taxes, assessments, fees and other governmental charges which are due and payable have been paid, except as otherwise permitted herein. Except as set forth on Schedule 6.7, the provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes and for the current fiscal year.

     SECTION 6.8. ENVIRONMENTAL LAWS. Each Company is in compliance with any and all Environmental Laws , the violation of which would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Companies on a Consolidated basis, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Other than as disclosed on Schedule 6.4, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of their knowledge, threatened against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company which would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Companies on a Consolidated basis. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law, the violation of which would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Companies on a Consolidated basis. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise.

     SECTION 6.9. EMPLOYEE BENEFITS PLANS. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all material amounts which a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan, other than any Pension Plan, has been, in all material respects, fully funded based upon reasonable and proper actuarial assumptions, fully insured or reserved for on its financial statements to the extent required by GAAP. No changes have occurred or are expected to occur that would cause an increase in the cost of providing benefits under the ERISA Plan by an aggregate amount that is material. With respect to each Pension Plan that is intended to be qualified under Code
Section 401(a): (a) the Pension Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the Pension Plan has been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the "remedial amendment period" available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the Pension Plan has received a favorable determination letter from the Internal Revenue Service stating that the Pension Plan qualifies under Code Section 401(a), and, if applicable, that any cash or deferred arrangement under the Pension Plan qualifies under Code Section 401(k), unless the Pension Plan was first adopted at a time for which the above-described "remedial amendment period" has not yet expired; (d) the Pension Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described "remedial amendment period"; and (e) no contribution made to the Pension Plan is subject to an excise tax under Code Section 4972. As used in this Section, "material" means the measure of a matter of significance which shall be determined as being an amount exceeding Ten Million Dollars ($10,000,000).

     SECTION 6.10. CONSENTS OR APPROVALS. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person is required to be obtained or completed by Borrower in connection with the execution, delivery or performance of any of the Loan Documents, which has not already been obtained or completed.

     SECTION 6.11. SOLVENCY. Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Banks. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Banks. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it will be an unreasonably small capital, taking into consideration the obligations to Agent and the Banks incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

     SECTION 6.12. FINANCIAL STATEMENTS. The June 30, 1997 Consolidated audited financial statements of Borrower, furnished to Agent and the Banks, have been prepared in accordance with GAAP, and fairly present in all material respects the Companies' financial condition as of the date of such financial statements and the results of their operations for the interim period then ending. Since June 30, 1997, there has been no material adverse change in any Company's financial condition, properties or business nor, except as disclosed in writing to Agent or in accordance with GAAP, any change in any Company's accounting procedures.

     SECTION 6.13. REGULATIONS. Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loans (or any conversion thereof) nor the use of the proceeds of the Loans will violate, or be inconsistent with, the provisions of Regulation U or X of said Board of Governors.

     SECTION 6.14. INTELLECTUAL PROPERTY. Each Company owns, possesses, or has the right to use all the patents, patent applications, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing necessary and material for the conduct of its business without any known conflict with the rights of others.

     SECTION 6.15. INSURANCE. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with persons engaged in the same businesses as the Companies.

     SECTION 6.16. INVESTMENT COMPANY ACT. Borrower is not an "investment company" or an "affiliated Person" of, or "promotor" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Section 80(a)(1), et seq.).

     SECTION 6.17. ACCURATE AND COMPLETE STATEMENTS. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading.

     SECTION 6.18. DEFAULTS. No Unmatured Event of Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.


                        ARTICLE VII.  EVENTS OF DEFAULT

     Each of the following shall constitute an Event of Default hereunder:

     SECTION 7.1. PAYMENTS. If the principal of or interest on any Note or any commitment or other fee shall not be paid in full punctually when due and payable, or within five (5) days thereafter.


     SECTION 7.2. SPECIAL COVENANTS. If any Company or any Obligor shall fail or omit to perform and observe Sections 5.7 or 5.8.

     SECTION 7.3. OTHER COVENANTS. If any Company or any Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company's or Obligor's part, as the case may be, to be complied with, and that Unmatured Event of Default shall not have been fully corrected within thirty (30) calendar days after the giving of written notice thereof to Borrower by Agent or any Bank that the specified Unmatured Event of Default is to be remedied.

     SECTION 7.4. REPRESENTATIONS AND WARRANTIES. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to the Banks or any thereof or any other holder of any Note, shall be false or erroneous in any material respect.

     SECTION 7.5. CROSS DEFAULT. If any Company or any Obligor shall default in the payment of principal or interest due and owing upon any other obligation for borrowed money beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity; provided, however, that this Section 7.5 shall not apply if and to the extent that the aggregate balance of all such obligations in default as aforesaid does not exceed Ten Million Dollars ($10,000,000) at any time outstanding (or the Dollar equivalent thereof as determined on the date of such default) except that this proviso shall not apply to any default in the payment of Indebtedness evidenced by the Senior Notes or any Receivables Obligations as the same may be outstanding from time to time.

     SECTION 7.6. ERISA DEFAULT. The Majority Banks determine that one or more ERISA Events has occurred.

     SECTION 7.7. CHANGE OF CONTROL. If any "person" or "group" shall become the "beneficial owner" (as those terms are respectively used in the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder) (other than individuals owning four percent (4%) or more of the issued and outstanding capital stock of Borrower on the Closing Date and members of their families, including siblings, spouse, children and grandchildren of any of them or any trust whose principal beneficiary is such individual, or one or more members of the family of any of them) of more than fifty percent (50%) of the outstanding voting stock of Borrower or shall otherwise acquire the power (whether by contract, by proxy or otherwise) to elect a majority of Borrower's board of directors.

     SECTION 7.8. JUDGMENTS.  If one or more judgments for the payment of
money   in an aggregate amount in excess of Five Million Dollars ($5,000,000)
(or the equivalent thereof if not denominated in Dollars) (unless such judgment
(i) shall have been reserved by the applicable Company on the date hereof or
(ii) shall be insured and the insurance carrier shall have acknowledged in writing liability in respect of the full amount thereof or shall have been ordered by a court of competent jurisdiction to pay such judgment) shall be rendered and remain undischarged against Borrower or any of its Subsidiaries or any combination thereof and as to which either (x) execution shall not be effectively stayed within a period of thirty (30) consecutive days or (y) any action shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any of its Subsidiaries to enforce any such judgment.

     SECTION 7.9. SOLVENCY. If any Company or any Obligor shall (a) discontinue business, or (b) generally not pay its debts as such debts become due, or (c) make a general assignment for the benefit of creditors, or (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, or
(e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (g) suffer or permit to continue unstayed and in effect for ninety
(90) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

                      ARTICLE VIII.  REMEDIES UPON DEFAULT

     Notwithstanding any contrary provision or inference herein or elsewhere,

     SECTION 8.1. OPTIONAL DEFAULTS.  If any Event of Default referred to in
Section 7.1, 7.2., 7.3, 7.4, 7.5, 7.6, 7.7 or 7.8 hereof shall occur and be
Continuing, the Majority Banks shall have the right in their discretion, by directing Agent, on behalf of the Banks, to give written notice to Borrower, to:

     (a) terminate the Commitment and the credits hereby established, if not theretofore terminated, and, immediately upon such election, the obligations of Banks, and each thereof, to make any further Loan or Loans and the obligation of Agent (or any Fronting Bank) to issue any Letter of Credit hereunder immediately shall be terminated, and/or

     (b) accelerate the maturity of all of the Debt (if it be not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

     SECTION 8.2. AUTOMATIC DEFAULTS.  If any Event of Default referred to in
Section 7.9 hereof shall occur:

     (a) all of the Commitment and the credits hereby established shall automatically and immediately terminate, if not theretofore terminated, and no Bank thereafter shall be under any obligation to grant any further Loan or Loans hereunder, nor shall Agent (or any Fronting Bank) be obligated to issue any Letter of Credit hereunder, and

     (b) the principal of and interest on any Notes then outstanding, and all of the Debt to the Banks, shall thereupon become and thereafter be immediately due and payable in full (if it be not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

     SECTION 8.3. LETTERS OF CREDIT. If the maturity of the Notes is accelerated pursuant to Sections 8.1 or 8.2 hereof, Borrower shall immediately deposit with Agent, as security for Borrower's and any Guarantor of Payment's obligations to reimburse Agent and the Banks for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Agent and the Banks are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Bank to or for the credit or account of any Company, as security for Borrower's and any

Guarantor of Payment's obligations to reimburse Agent and the Banks for any then outstanding Letters of Credit.

     SECTION 8.4. OFFSETS. If there shall occur or exist any Event of Default referred to in Section 7.9 hereof or if the maturity of the Notes is accelerated pursuant to Section 8.1 or 8.2 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to
Section 8.5 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of Borrower, all without notice to or demand upon Borrower or any other person, all such notices and demands being hereby expressly waived by Borrower.

     SECTION 8.5. EQUALIZATION PROVISION. Each Bank agrees with the other Banks that if it, at any time, shall obtain any Advantage over the other Banks or any thereof in respect of the Debt (except as to Swing Loans as set forth in Section 2.1C and except under Article III hereof), it shall purchase from the other Banks, for cash and at par, such additional participation in the Debt as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank further agrees with the other Banks that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Bank by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all indebtedness owing by Borrower to that Bank pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). Borrower agrees that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank was a direct creditor of Borrower in the amount of such participation.


                             ARTICLE IX.  THE AGENT

     The Banks authorize National City Bank and National City Bank hereby agrees to act as agent for the Banks in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

     SECTION 9.1. APPOINTMENT AND AUTHORIZATION. Each Bank hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.


     SECTION 9.2. NOTE HOLDERS. Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

     SECTION 9.3. CONSULTATION WITH COUNSEL. Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

     SECTION 9.4. DOCUMENTS. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

     SECTION 9.5. AGENT AND AFFILIATES. With respect to the Loans, Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not Agent, and Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or affiliate thereof.

     SECTION 9.6. KNOWLEDGE OF DEFAULT. It is expressly understood and agreed that Agent shall be entitled to assume that no Unmatured Event of Default or Event of Default has occurred and is Continuing, unless Agent has been notified by a Bank or a Company in writing that such Bank or Company believes that an Unmatured Event of Default or Event of Default has occurred and is Continuing and specifying the nature thereof.

     SECTION 9.7. ACTION BY AGENT. So long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Unmatured Event of Default or Event of Default shall have occurred and be Continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

     SECTION 9.8. NOTICES, DEFAULT, ETC. In the event that Agent shall have acquired actual knowledge of any Unmatured Event of Default, Agent shall promptly notify the Banks and shall take such action and assert such rights under this Agreement as the Majority Banks shall direct and Agent shall inform the other Banks in writing of the action taken. Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

     SECTION 9.9. INDEMNIFICATION OF AGENT.  The Banks agree to indemnify
Agent (to the extent not reimbursed by Borrower), ratably according to their respective Commitment Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees) or disbursements resulting from Agent's gross negligence, willful misconduct or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement.

     SECTION 9.10. SUCCESSOR AGENT. Agent may resign as agent hereunder by giving not fewer than thirty (30) days' prior written notice to Borrower and the Banks. If Agent shall resign under this Agreement, then either (a) the Majority Banks shall appoint from among the Banks a successor agent for the Banks (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent's notice to the Banks of its resignation, then Agent shall appoint a successor agent who shall serve as agent until such time as the Majority Banks appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term "Agent" shall mean such successor effective upon its appointment, and the former agent's rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.


                           ARTICLE X.  MISCELLANEOUS

     SECTION 10.1. BANKS' INDEPENDENT INVESTIGATION. Each Bank, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter.

     SECTION 10.2. NO WAIVER; CUMULATIVE REMEDIES. No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.


     SECTION 10.3. AMENDMENTS, CONSENTS. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, unanimous consent of the Banks shall be required with respect to (a) any increase in the Commitment hereunder,
(b) the extension of maturity of the Notes, the payment date of interest thereunder, or the payment of facility or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or the payment of facility or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Banks hereunder, (d) any change in any percentage voting requirement, voting rights, or the Majority Banks definition in this Agreement, (e) the release of any Guarantor of Payment, or (f) any amendment to this Section 10.3 or Section 8.5 hereof. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Borrower to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

     SECTION 10.4. NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or three (3) Domestic Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices from Borrower to Agent or the Banks pursuant to any of the provisions hereof shall not be effective until received by Agent or the Banks, as the case may be.

     SECTION 10.5. COSTS, EXPENSES AND TAXES. Borrower agrees to pay on demand all reasonable costs and expenses of the Banks and Agent, including, but not limited to, (a) the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent or the Banks in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, (c) the reasonable fees and out-of-pocket expenses of special counsel for the Banks, with respect thereto and of local counsel, if any, who may be retained by said special counsel with respect thereto, and (d) all costs and expenses, including reasonable attorneys' fees, in connection with the restructuring or enforcement of the Loan Documents or any Related Writing. Borrower also agrees to pay any reasonable expenses of the Banks and Agent incurred in connection with the preparation of the Loan Documents and any Related Writings. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to save Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

     SECTION 10.6. INDEMNIFICATION. Borrower agrees to defend, indemnify and hold harmless Agent and the Banks from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorney fees) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent or any Bank in connection with any investigative, administrative or judicial proceeding (whether or not such Bank or Agent shall be designated a party thereto) or any other claim by any person or entity relating to or arising out of this Agreement or any actual or proposed use of proceeds of the Loans hereunder or any activities of any Company or any Obligor or any of their affiliates; provided that no Bank nor Agent shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

     SECTION 10.7. CAPITAL ADEQUACY. To the extent not covered by Article III hereof, if any Bank shall have determined, after the date hereof, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which such Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within thirty (30) days after demand by such Bank (with a copy to Agent), Borrower shall pay to such Bank such additional amount or amounts as shall compensate such Bank (or its holding company) for such reduction. Each Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.

     SECTION 10.8. OBLIGATIONS SEVERAL; NO FIDUCIARY OBLIGATIONS. The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this Agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrower and the Banks with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Bank has any fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

     SECTION 10.9. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

     SECTION 10.10. BINDING EFFECT; BORROWER'S ASSIGNMENT. This Agreement shall become effective when it shall have been executed by Borrower, Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Banks and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Banks. By executing this Agreement, Borrower hereby gives notice to National City Bank, as agent under the Credit Agreement dated as of January 19, 1993, as amended, to terminate in full, as of the Closing Date, the credit facility provided by such Credit Agreement.

     SECTION 10.11. BANK ASSIGNMENTS/PARTICIPATIONS. With the written consent (which shall not be unreasonably withheld) of Agent, and the written consent (which shall not be unreasonably withheld) of Borrower so long as no Event of Default or Unmatured Event of Default has occurred and is Continuing, any Bank may assign its rights and obligations under this Agreement to another financial institution, provided that each such assignment shall be in a minimum amount of Five Million Dollars ($5,000,000) and upon terms that are acceptable to Agent. Each assignment shall be subject to the payment, by the assignor, of a service fee of Three Thousand Dollars ($3,000) to Agent, for the sole benefit of Agent, on or prior to the date of transfer of the assigned interest. In the event that a Bank grants a participation to another financial institution, the voting rights of such participant shall be limited to those items requiring the unanimous consent of the Banks pursuant to Section 10.3 hereof.

     SECTION 10.12. SEVERABILITY OF PROVISIONS; CAPTIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.

     SECTION 10.13. INVESTMENT PURPOSE. Each of the Banks represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Bank shall at all times retain full control over the disposition of its assets.

     SECTION 10.14. ENTIRE AGREEMENT. This Agreement, the Notes and any other agreement, document or instrument attached hereto or referred to herein or executed on or as of the date hereof integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

     SECTION 10.15. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and the Banks shall be governed by Ohio law, without regard to principles of conflict of laws. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, any Loan Document or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     SECTION 10.16. LEGAL REPRESENTATION OF PARTIES. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

     SECTION 10.17. JUDGMENT CURRENCY. If Agent, on behalf of the Banks, obtains a judgment or judgments against Borrower in a Eurocurrency (other than Eurodollars), the obligations of Borrower in respect of any sum adjudged to be due to Agent or the Banks hereunder or under the Notes (the "Judgment Amount") shall be discharged only to the extent that, on the Domestic Business Day following receipt by Agent of the Judgment Amount in the Eurocurrency, Agent, in accordance with normal banking procedures, purchases Dollars with the Judgment Amount in such Eurocurrency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount which has accrued as a result of the failure of Borrower to pay the sum originally due hereunder or under the Notes when it was originally due hereunder or under the Notes) was originally due and owing to Agent or the Banks hereunder or under the Notes (the "Original Due Date") (the "Loss"), Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Bank, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, Agent or such Bank agrees to remit such excess to Borrower.

     SECTION 10.18 CONFIDENTIALITY. Each Bank hereby (a) acknowledges that Borrower and each of its Subsidiaries have many trade secrets and much financial, environmental and other data and information the confidentiality of which is important to their business and (b) agrees to keep confidential any such trade secret, data or information designated by any Company as confidential or that such Bank knows or should know is confidential, except that this Section 10.18 shall not preclude any Bank from furnishing any such secret, data or information (i) as may be required by order of any court of competent jurisdiction or requested by any governmental agency having any regulatory authority over that Bank or its securities, (ii) to any other party to this Agreement, (iii) or to any actual or prospective transferee, participant or subparticipant (so long as such prospective transferee, participant or subparticipant is a financial institution) of all or part of that Bank's rights arising out of or in connection with the Related Writings and this Agreement or any thereof so long as such prospective transferee, participant or subparticipant to whom disclosure is made agrees to be bound by the provisions of this Section 10.18, (iv) to anyone if it shall have been already publicly disclosed (other than by that Bank in contravention of this Section 10.18), (v) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement or any Related Writing and
(vi) to that Bank's legal counsel, auditors and accountants.

     SECTION 10.19. JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Address: 2401 South Gulley Road                THE STANDARD PRODUCTS COMPANY
         Dearborn, Michigan 48124
         Attention: Mr. Charles Nagy           By:____________________________
                    Treasurer                      ___________________________



Address: National City Bank Building           NATIONAL CITY BANK
         1900 East Ninth Street, 10th Floor      As a Bank and as Agent
         Cleveland, Ohio  44114-3484
         Attention: Ms. Marybeth S. Howe       By:____________________________
                     Vice President                 __________________________


Address: 500 Woodward Ave.                     COMERICA BANK
         Detroit, Michigan 48226-3265
         Attention: Mr. Michael Shea           By:____________________________
                     Vice President                 __________________________


Address: 611 Woodward Ave., 2nd Floor          NBD BANK
         Detroit, Michigan 48226
         Attention: Ms. Tess Kalil             By:____________________________
                     Vice President                 __________________________






                      [Signatures Continued on Next Page]

Address: 127 Public Square                  KEYBANK NATIONAL ASSOCIATION
         Cleveland, Ohio 44114
         Attn: Mr. Thomas A. Crandell       By:___________________________
               Assistant Vice President          _________________________


Address: One Wall Street, 22nd Floor        THE BANK OF NEW YORK
         New York, New York 10286
         Attn: Mr. William M. Barnum, Jr.   By:___________________________
               Vice President                    _________________________



Address: 111 West Monroe Street             HARRIS TRUST AND SAVINGS BANK
         10th Floor, West
         Chicago, Illinois 60603
         Attn: Mr. Jeffrey C. Nicholson     By:___________________________
               Vice President                    _________________________



Address: 100 Federal Street                 BANKBOSTON, N.A.
         Boston, Massachusetts 02110
         Attn: Ms. Lisa S. Marshall         By:___________________________
               Managing Director                __________________________

                                   SCHEDULE 1

                                                    COMMITMENT
BANKING INSTITUTIONS                                PERCENTAGE    MAXIMUM AMOUNT
--------------------                                ----------    --------------
National City Bank                                  22.22222223%    $ 50,000,000
Comerica Bank                                       17.77777778%    $ 40,000,000
NBD Bank                                            17.77777778%    $ 40,000,000
KeyBank National Association                        17.77777778%    $ 40,000,000
The Bank of New York                                 8.88888888%    $ 20,000,000
Harris Trust and Savings Bank                        8.88888888%    $ 20,000,000
BankBoston, N.A.                                     6.66666667%    $ 15,000,000
                                                    -----------   --------------
Total Commitment Amount                                  100%       $225,000,000

                                   EXHIBIT A

                             REVOLVING CREDIT NOTE

$__________                                                      Cleveland, Ohio
                                                              September __, 1997

     FOR VALUE RECEIVED, the undersigned THE STANDARD PRODUCTS COMPANY ("Borrower") promises to pay on the last day of the Commitment Period, as defined in the Credit Agreement, to the order of _________ ("Bank") at the Main Office of NATIONAL CITY BANK, as Agent, 1900 East Ninth Street, Cleveland, Ohio 44114-3484 the principal sum of

 ...................................................................     DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans made by Bank to Borrower pursuant to Section 2.1A of the Credit Agreement, as hereinafter defined, whichever is less, in lawful money of the United States of America; provided that Loans which are Eurocurrency Loans, as defined in the Credit Agreement, (other than Eurodollar Loans, as defined in the Credit Agreement) shall be payable in the applicable Eurocurrency, as defined in the Credit Agreement, at the place or places designated in the Credit Agreement. Borrower also agrees to pay any additional amount that is required to be paid pursuant to Section 10.17 of the Credit Agreement. As used herein, "Credit Agreement" means the Credit Agreement dated as of September ___, 1997, among Borrower, the banks named therein and National City Bank, as Agent, as the same may from time to time be restated, amended or otherwise modified. Capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

     Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum which shall be determined in accordance with the provisions of Section 2.1A of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.1A; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

     The portions of the principal sum hereof from time to time representing Prime Rate Loans and LIBOR Loans, and payments of principal of any thereof, will be shown on the records of Bank by such method as Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under this Note.

     If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

     This Note is one of the Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

     Except as expressly provided in the Credit Agreement, Borrowers expressly waives presentment, demand, protest and notice of any kind.

                                      THE STANDARD PRODUCTS COMPANY

                                      By:_________________________________
                                            Title:________________________

                                  EXHIBIT B

                               SWING LOAN NOTE

$15,000,000                                                      Cleveland, Ohio
                                                              September __, 1997

     FOR VALUE RECEIVED, the undersigned THE STANDARD PRODUCTS COMPANY ("Borrower") promises to pay on the earlier of (a) demand made by Bank (as hereinafter defined), (b) the specific maturity thereof, or (c) the last day of the Commitment Period, as defined in the Credit Agreement, to the order of NATIONAL CITY BANK ("Bank") at the Main Office of NATIONAL CITY BANK, as Agent, 1900 East Ninth Street, Cleveland, Ohio 44114-3484 the principal sum of

FIFTEEN MILLION AND 00/100.............................................  DOLLARS

or the aggregate unpaid principal amount of all Swing Loans made by Bank to Borrower pursuant to Section 2.1C of the Credit Agreement, as hereinafter defined, whichever is less, in lawful money of the United States of America. As used herein, "Credit Agreement" means the Credit Agreement dated as of September ___, 1997, among Borrower, the banks named therein and National City Bank, as Agent, as the same may from time to time be restated, amended or otherwise modified. Capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

     Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum which shall be determined in accordance with the provisions of Section 2.1C of the Credit Agreement. Such interest shall be payable on each date provided for in such
Section 2.1C; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

     The amount of each Swing Loan, and the payments of principal of any thereof, will be shown on the records of Bank by such method as Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under this Note.

     If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

     This Note is the Swing Loan Note referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.
     Except as expressly provided in the Credit Agreement, Borrowers expressly waives presentment, demand, protest and notice of any kind.

                                    THE STANDARD PRODUCTS COMPANY

                                    By:________________________________
                                        Title:_________________________

                                   EXHIBIT C

                                 NOTICE OF LOAN

                                           [Date]_______________________, 19____

National City Bank
1900 East Ninth Street
Cleveland, Ohio 44114-3484

Attention:

Ladies and Gentlemen:

     The undersigned, __________________, refers to the Credit Agreement, dated as of ______, 1997 ("Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, the Banks, as defined in the Credit Agreement, and National City Bank, as Agent, and hereby gives you notice, pursuant to Section 2.2 of the Credit Agreement that the undersigned hereby requests a Loan under the Credit Agreement, and in the connection sets forth below the information relating to the Loan (the "Proposed Loan") as required by Section 2.2 of the Credit Agreement:

     (a) The Domestic Business Day of the Proposed Loan is __________, 19__.

     (b) The amount of the Proposed Loan is $_______________.

     (c) The Proposed Loan is to be a Revolving Loan ____ /Swing Loan ___. (Check one.)

     (c) The Proposed Loan is to be a Prime Rate Loan ____ /LIBOR Loan ___. (Check one.)

     (d) If the Proposed Loan is a LIBOR Loan, the Interest Period requested is one month ___, two months ___, three months ___, six months ____ (Check one.)

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

           (i) the representations and warranties contained in each Loan Document are true and correct in all material respects before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;



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


           (ii) no event has occurred, or would result from such Proposed Loan, or the application of proceeds therefrom, which constitutes an Unmatured Event of Default or Event of Default; and

           (iii) the conditions set forth in Section 2.2 and Article IV of the Credit Agreement have been satisfied.

                                           Very truly yours,

                                           THE STANDARD PRODUCTS COMPANY


                                           By:________________________________
                                                 Name:
                                                 Title:

                                   EXHIBIT D

     COMPLIANCE CERTIFICATE

                                   For Fiscal Quarter ended ____________________

THE UNDERSIGNED HEREBY CERTIFIES THAT:

     (1) I am the duly elected President or Chief Financial Officer of THE STANDARD PRODUCTS COMPANY, an Ohio corporation ("Borrower");

     (2) I am familiar with the terms of that certain Credit Agreement, dated as of ______, 1997, among the undersigned, the Banks, as defined in the Credit Agreement, and National City Bank, as Agent (as the same may be amended, supplemented or otherwise modified, the "Credit Agreement", the terms defined therein and not otherwise defined in this Certificate being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

     (3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes or constituted an Unmatured Event of Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

     (4) The representations and warranties made by Borrower contained in each Loan Document are true and correct in all material respects as though made on and as of the date hereof; and,

     (5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement and the financial covenants relating to all of Borrower's other Indebtedness, which calculations show compliance with the terms thereof.

     IN WITNESS WHEREOF, we have signed this certificate the ___ day of _________, 19___.


                          THE STANDARD PRODUCTS COMPANY

                          By:____________________________________
                               Title:____________________________